Exhibit 99.1

ServisFirst Bank Announces New Executive Vice President

Kirk Pressley Joins as Executive Vice President of Strategic Planning

BIRMINGHAM, Ala.--(BUSINESS WIRE)--June 26, 2023--ServisFirst Bank, a subsidiary of ServisFirst Bancshares (NYSE:SFBS), is pleased to announce the addition of Kirk Pressley as Executive Vice President of Strategic Planning at ServisFirst Bank in Birmingham, Alabama.

“We are proud to welcome Kirk Pressley to the ServisFirst Bank Birmingham team,” states Tom Broughton, ServisFirst Bank Chairman, President and CEO. “Kirk’s skilled leadership, strategic thinking, and impressive experience will be key in contributing to our continued success in serving our valued customers.”

Kirk Pressley has spent his 35-year career in Birmingham, Alabama, and Houston, Texas. Prior to joining ServisFirst Bank, Pressley started his career as an external auditor focused on financial institutions for two large international public accounting firms. Pressley then served as the Controller for BBVA USA Bancshares, previously BBVA Compass Bancshares. He most recently held the position of Senior Executive Vice President and CFO of BBVA USA, Houston, Texas. As EVP of Strategic Planning at ServisFirst Bank, Pressley works along with management to identify current goals and ensure the bank is prepared to meet the challenges of the industry.

Kirk received a Bachelor of Science in Business Administration degree, Accounting from Auburn University.

For more information regarding ServisFirst Bank’s recent addition to the Birmingham team, please contact Krista Conlin at Krista@KCProjects.net. For more about ServisFirst Bank, please visit www.servisfirstbank.com.

ABOUT SERVISFIRST BANK

ServisFirst Bank is a full-service commercial bank focused on commercial banking, correspondent banking, treasury management, private banking and the professional consumer market, emphasizing competitive products, state-of-the-art technology and a focus on quality service. Recently, the Bank announced that its assets exceed $14 billion. The Bank offers sophisticated treasury management products, Internet banking, home mortgage lending, remote deposit express banking, and highly competitive rates.

ServisFirst Bank was formed in May 2005, and has offices in Atlanta, Birmingham, Charleston, Charlotte, Dothan, Huntsville, Mobile, Montgomery, Nashville, Northwest Florida, Virginia Beach, West Central Florida, and Western North Carolina. In April 2015, and annually thereafter, ServisFirst Bank has earned investment- grade ratings and a stable outlook from Kroll Bond Rating Agency (KBRA), which measures companies’ financial fundamentals. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained at www.servisfirstbancshares.com.

Contacts

Krista Conlin, Krista@KCProjects.net